Exhibit 10.1
TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Agreement”) is entered into as of this 24th day of September, 2010 (the “Effective Date”), by and between KL Energy Corporation, a Nevada corporation (“KLE”), with a principal place of business at 306 East Saint Joseph Street, Suite 200, Rapid City, South Dakota, and Greenext Energy Europe S.A., a foreign corporation organized under the laws of Luxembourg (“GNXT”), with a principal place of business at 19 rue de Bitbourg, 1273 Luxembourg, and it’s Holding company Pike S.A. of same place of business and Mr. Roger Brochet, whose address is 25 Cottabloz, 3974 Mollens.

Recitals

WHEREAS, KLE licensed certain technologies, along with the right to sublicense such technologies,  to O2Diesel Europe, Plc (“O2”) in that certain Technology License Agreement, dated March 6, 2008, by and between KL Process Design Group, LLC, and O2 (the “License”);

WHEREAS, O2 sublicensed these technologies to GNXT in that certain Technology License Agreement,  dated January 10, 2009as amended, by and between O2 and GNXT and any subsequent amendments, and /or entire agreements (the “Sublicense”);

WHEREAS, the License (and obligations under the Sublicense) was acquired by a third party, Energenics Holdings Pte Limited (“Energenics”), as a result of O2’s insolvency;

WHEREAS, KLE has acquired the License (as well as O2’s obligations under the Sublicense), from Energenics; and

WHEREAS, KLE and GNXT wish to terminate the Sublicense and any other rights, agreements, understandings or other obligations between them in exchange for the consideration specified below.

NOW THEREFORE, in consideration of the foregoing recitals, and the mutual promises and covenants contained herein, KLE and GNXT agree:

Agreement

1.a.     Termination of Sublicense.  Upon execution of this Agreement and payment of the Termination Fee in 2.a. below, the Sublicense shall be terminated by the parties.  Notwithstanding anything in the Sublicense to the contrary: (a) all rights and licenses granted under the Sublicense will immediately terminate; and (b) KLE shall pay GNXT the Termination Fee as set forth in Section 2 below.

1.b.     Transfer of other rights from Energenics. In addition, any other rights obtain by GNXT from Energenics will immediately be transferred from GNXT to KLE.

2. a.    Termination Fee.  In consideration for the execution of this Agreement, KLE shall pay GNXT the sum of €40000 (Euros) (the “Termination Fee”) and shall be by wire deposit to the following accounts:

-€20,000euros to designated bank account number #1
-€20,000euros to designated bank account number #2

2.b.     Proceed of sale of companies. In consideration for the execution of this Agreement and of the payment of the Termination Fee, Mr. Roger Brochet undertakes to have GNXT and its holding company Pike S.A.  sold as shell companies at the earliest time and Mr. Roger Brochet will be able to keep the proceeds of such sale. The sale of GNXT will include a provision for GNXT to change immediately it’s name. Upon proof of sale of both companies and change of name of GNXT submitted to KLE, KLE will pay immediately a bonus of €5,000euros to Mr. Roger Brochet to an account designated by him at the time.

3.       Mutual Release.  Effective from and after the execution of this Agreement, and excepting only such claims, demands and causes of action which the parties may assert against one another for purposes of enforcing this Agreement, or for purposes of claiming a breach of this Agreement, each of the parties, for themselves, their successors and assigns release and forever discharge each other and the successors and assigns of each other from all liability, known or unknown, contingent or direct, liquidated or unliquidated, for any claims, demands, actions, or suits of any kind which they have had, now have, or may in the future have, against one another arising out of or pursuant to the Sublicense.  Each party acknowledges the possibility that the other party may have unknown claims against such party, and that by signing this Agreement, each party expressly waives such claims, if any.  The parties further acknowledge that the consideration for this Agreement takes into account the possibility of such future claims.

4.        Representations and Warranties

(a)           By GNXT.  GNXT represents and warrants that it is the sublicensee under the Sublicense, and that it has not granted any rights in the Sublicense to any third party.

(b)           Mutual.  Each party represents and warrants to the other party that:  (i) it has full right, corporate power and authority to execute and deliver this Agreement; (ii) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary action by the party; and (iii) this Agreement will constitute the legal, valid and binding obligation of the party, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws and regulations affecting creditors' rights generally or the availability of equitable remedies.

5.       Miscellaneous

(a)           Entire Agreement.  The terms and conditions herein contained constitute the entire agreement between the parties relating to the subject matter of this Agreement and shall supersede all previous communications between the parties with respect to the subject matter of this Agreement.  Neither party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of the other party that is not set out or referred to in this Agreement.

(b)           Confidentiality of Agreement.  Each party shall maintain the confidentiality of this Agreement and all provisions of this Agreement and, without the prior consent of the other party, neither party shall make any press release or other public announcement of or otherwise disclose this Agreement or any of its provisions to any third party (i) other than to its directors, officers and employees and attorneys, accountants, investment bankers and other professional advisers whose duties reasonably require familiarity with this Agreement, provided that such persons are bound to maintain the confidentiality of this Agreement and (ii) except for such disclosures as may be required by applicable law or by regulation, in which case the disclosing party shall provide the other party with prompt advance notice of such disclosure so that the other party has the opportunity if it so desires to seek a protective order or other appropriate remedy.

(c)           Binding Effect.  This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns.

(d)           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Nevada.  The parties hereby submit to the jurisdiction of the state and federal courts located in Nevada and agree that such courts shall be the exclusive forum for the resolution of any disputes related to, arising out of, or arising under this Agreement, whether based in tort, contract, or other legal theory and waive any objection thereto based on inconvenient forum.

(e)           Further Assurances.  Each party agrees to take such actions and to execute such further documents as may be reasonably requested by the other party to effectuate the purposes of this Agreement

(f)    Counterparts. This Agreement may be executed in any number of counterparts and may be executed by facsimile.  All counterparts shall collectively constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

KL Energy Corporation	Greenext Energy Europe S.A.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Pike S.A.

By:

Name

Title

Roger Brochet:

Date: